Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Rhapsody Acquisition Corp.
New York, New York

We hereby consent to the use in the Proxy Statement/Prospectus constituting a part of this Registration Statement (Amendment No. 4) on Form S-4 of our report dated May 29, 2008 relating to the financial statements of Rhapsody Acquisition Corp. as of March 31, 2008 and 2007, and for the period from inception (April 24, 2006) to March 31, 2007, the year ended March 31, 2008 and for the period from inception (April 24, 2006) to March 31, 2008, that is contained in that Proxy Statement/Prospectus.

Our report contains our explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Proxy Statement/Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, New York

July 9, 2008